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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ENGINEERS

         Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to the incorporation, by reference, of references to Williamson and (1) our review entitled "Review of Oil and Gas Reserves and Associated Net Revenues to the Interests of HS Resources, Inc. in Certain Major-Value Properties in the Rocky Mountain/Gulf Coast Property Group as Prepared by HS Resources, Inc., Effective December 31, 1996, Constant Pricing Economics, Williamson Project 6.8461" and
(2) our preliminary review entitled "Preliminary Review of Reserves Assignment Methodologies and Gross Reserves Estimates Prepared by HS Resources, Inc. on the Amoco Production Company DJ Basin Sales Package, Williamson Project 7.8544" in the HS Resources, Inc. Registration Statement on Form S-3 to be filed on February 12, 1998 with the Securities and Exchange Commission.




                                     /s/ Williamson Petroleum Consultants, Inc.

                                     WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
February 12, 1998